Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the revision to previously issued financial statements described in Note 2 to the consolidated financial statements, as to which the date is September 16, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Exhibit 99.1 of the Company's Current Report on Form 8-K dated November 10, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 10, 2016